WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 6


                        Supplement Dated August 20, 1998
                        To Prospectus Dated June 23, 1997


         This Supplement is part of, and should be read in conjunction with, the Prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 6 ("Series 6") dated June 23, 1997 (the "Prospectus"), and the Supplement to Prospectus dated July 9, 1998. Capitalized terms used but not defined in this Supplement have the meanings given to them in the Prospectus.

STATUS OF SERIES 6 OFFERING

         As of the date hereof, Series 6 has received subscriptions in the amount of $1,566,000 (1,566 Units), of which $97,500 currently is represented by Promissory Notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

         Included herein is a discussion of five Local Limited Partnership Interests acquired or identified for acquisition by Series 6. The seven Apartment Complexes owned by these Local Limited Partnerships are located in four states and are being developed and constructed by four different development teams. Each of the Apartment Complexes has received a reservation of Low Income Housing Credits. While the Fund Manager believes that Series 6 is reasonably likely to retain or acquire an interest in each of these Local Limited Partnerships, Series 6 may not do so as a result of the failure by a Local Limited Partnership to satisfy one or more conditions precedent to the payment of each installment payment, the inability of Series 6 to raise additional capital necessary to complete the purchase of the Local Limited Partnership Interests identified herein, the purchase of Local Limited Partnership Interests other than those identified herein, or other factors.
Moreover, the terms of any acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 6 to acquire an investment in all these Local Limited Partnerships on the indicated terms in deciding whether to invest in Series 6.

         Series 6 has acquired a Local Limited Partnership Interest in Trenton Village Apts., L.P., a Missouri limited partnership ("TRENTON"). Series 6 expects to acquire a Local Limited Partnership Interest in Ottawa I, L.P., an Illinois limited partnership ("OTTAWA"); Preservation Partners I, L.P., an Illinois limited partnership ("PRESERVATION"); United Development Co., L.P. - 97.0, a Tennessee limited partnership ("UNITED 97.0"); and West Mobile County Housing, Ltd., an Alabama limited partnership ("WEST MOBILE").

         OTTAWA owns the Highland Apartments in Oglesby, Illinois; PRESERVATION owns the Autumn Ridge I Apartments in Pontiac, Illinois ("PRESERVATION AUTUMN"), the Pontiac "A" Apartments in Pontiac, Illinois ("PRESERVATION PONTIAC"), and the Shumway Apartments in Taylorville, Illinois ("PRESERVATION SHUMWAY"); TRENTON owns the Trenton Village Apartments in Trenton, Missouri; UNITED 97.0 owns the Sixty Homes for Memphis (single-family houses) in Memphis, Tennessee; and WEST MOBILE owns the Peppertree Apartments in Theodore, Alabama.

         The following tables contain information concerning the Properties and the Local Limited Partnerships identified herein:


                                                                                                           LOCAL
                                         ACTUAL OR                                                         LIMITED
                                         ESTIMATED     ESTIMATED                             PERMANENT     PARTNER-
             PROPERTY                    CONSTRUC-     DEVELOP-                              MORTGAGE      SHIP'S YEAR
LOCAL        NAME AND                    COMPLETION    MENT COST    NUMBER OF    BASIC       LOAN          ANTICIPATED   CREDITS
LIMITED      NUMBER         LOCATION     COMPLETION    (INCLUDING   APARTMENT    MONTHLY     PRINCIPAL     TAX CREDITS   TO BE FIRST
PARTNERSHIP  OF BUILDINGS   OF PROPERTY  DATE          LAND COST)   UNITS        RENTS       AMOUNT        (1)           AVAILABLE
-----------  -------------- ------------ ------------- ------------ ------------ ----------- ------------  ------------- -----------
OTTAWA       Highland       Oglesby      June 1999     $1,733,549   16 1BR units  $230-372    $1,192,341    $592,540      1999
             Apartments     (La Salle                                             $275-445    RD (3)
                            County),                                15 2BR units
             8 Buildings    Illinois
             (2)

-----------  -------------- ------------ ------------- ------------ ------------ ----------- ------------- ------------- -----------
PRESERVATION Autumn  Ridge  Pontiac      June 1999     $790,000     8 1BR units  $229-376    $631,000      $244,630     1999
(AUTUMN)     I              (Livingston                             8 2BR units  $271-449    RD (3)
             Apartments     County),
                            Illinois
             2 Buildings
             (2)

(PONTIAC)    Pontiac "A"    Pontiac      June 1999     $747,361     10 1BR units $221-368    $564,000      $244,290      1999
             Apartments     (Livingston                                          $273-451    RD (3)
                            County),                                10 2BR units
             5 Buildings    Illinois
             (2)

(SHUMWAY)    Shumway        Taylorville  June 1999     $818,618     13 1BR units $208-345    $623,100      $268,140      1999
             Apartments     (Christian                                           $425        RD (3)
                            County),                                11 2BR units
             5 Buildings    Illinois
             (2)

-----------  -------------- ------------ ------------- ------------ ------------ ----------- ------------- ------------- -----------
TRENTON      Trenton        Trenton      October 1999  $2,075,016   24 2BR units $280        $730,000      $1,507,270    2000
             Village        (Grundy                                              $335        MHDC (4)
             Apartments     County),                                8 3BR units
                            Missouri
             8 Buildings

-----------  -------------- ------------ ------------- ------------ ------------ ----------- ------------- ------------- -----------
UNITED       Sixty Homes    Memphis      June 1999     $3,655,250   60 4BR homes $470-586    $1,311,517    $3,921,441    1999
97.0         for Memphis    (Shelby                                                          STB (6)
                            County),
             60 Homes       Tennessee
             (5)

-----------  -------------- ------------ ------------- ------------ ------------ ----------- ------------- ------------- -----------
WEST         Peppertree     Theodore     August 1999   $3,245,436   8 1BR units  $247        $565,000      $2,754,975    1999
MOBILE       Apartments     (Mobile                                 33 2BR units $295        CB (7)
                            County),                                             $331
             6 Buildings    Alabama                                 14 3BR units             $791,000
                                                                                             AHFA (8)



(1) Low Income Housing Credits are available over a 10-year period. For the year in which the credit first becomes available, Series 6 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 6 was a limited partner of the Local Limited Partnership, and during which the Properties were completed and in service. See the discussion under "The Low Income Housing Credit" in the Prospectus.

(2) Rehabilitation property.

(3) Rural Development ("RD") will provide the mortgage loan for a term of 40 years at a market rate of interest prior to reduction thereof by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly, based on a 40-year amortization schedule.

(4) Missouri Housing Development Commission ("MHDC") will provide the mortgage loan for a term of 40 years at an annual interest rate of 1%. Principal and interest will be payable monthly, based on a 40-year amortization schedule.

(5) Property designed for senior citizens and families. The Property consists of 60 single-family homes, interspersed throughout Memphis.

                                       2

(6) Southtrust Bank, National Association ("STB") will provide the mortgage loan for a term of 15 years at an annual interest rate of 9.5%. Principal and interest will be payable monthly, based on a 30-year amortization schedule. Outstanding principal will be due upon maturity.

(7) Colonial Bank ("CB") will provide the first mortgage loan for a term of 20 years at an annual interest rate of 9.5%. Principal and interest will be payable monthly, based on a 20-year amortization schedule.

(8) Alabama Housing Finance Authority ("AHFA"), using HOME funds, will provide the second mortgage loan for a term of 20 years at an annual interest rate of 0.5%. Principal and interest will be payable monthly, based on a 20-year amortization schedule.

Oglesby (OTTAWA): Oglesby (population 3,600) is in La Salle County, Illinois, on U. S. Highway 51, approximately 100 miles southwest of Chicago. The major employers for Oglesby residents are Peru Mall, LTV Steel, and St. Margaret's Hospital.

Pontiac (PRESERVATION AUTUMN) & (PRESERVATION PONTIAC): Pontiac (population 11,400) is the county seat of Livingston County, Illinois, and is located on Interstate Highway 55, approximately 40 miles northeast of Bloomington. The major employers for Pontiac residents are Caterpillar Inc. (engine components), Pontiac Correctional Facility, R. R. Donnelley & Sons, Inc. (financial printer), Interlake, Inc. (storage racks and systems) and OSF Saint James Hosptial.

Taylorville (PRESERVATION SHUMWAY): Taylorville (population 11,000) is the county seat of Christian County, Illinois, and is located at the intersection of State Highways 48 and 29, approximately 20 miles southeast of Springfield. The major employers for Taylorville residents are St. Vincent Memorial Hospital, Taylorville CUSUD #3 (school district), and Christian County Mental Health Association.

Trenton  (TRENTON):  Trenton  (population  6,000) is the  county  seat of Grundy
County, Missouri, and is located at the intersection of U.S. Highway 65 and State Highway 6, approximately 100 miles northeast of Kansas City. The major employers for Trenton residents are Nestles, USA (processed foods), Modine Manufacturing (radiators), and Wright Memorial (hospital).

Memphis (UNITED 97.0): Memphis (population 610,000) is in Shelby County, in the southwest corner of Tennessee, at the intersection of Interstate Highways 40
and  55.  The  major  employers  for  Memphis   residents  are  Federal  Express
Corporation, the U.S. Government, and the Memphis City Board of Education.

Theodore (WEST MOBILE): Theodore (population 6,500) is in Mobile County, in southern Alabama near the Gulf of Mexico, near the intersection of Interstate Highway 10 and U.S. Highway 90, approximately 20 miles southwest of Mobile. The major employers for Theodore residents are Mobile County School System, University of South Alabama, and University of South Alabama Medical Facilities.

                                       LOCAL                                                                  ESTIMATED
                                       GENERAL                        SHARING RATIOS:                         ACQUISITION
LOCAL        LOCAL                     PARTNER(S)     SHARING         ALLOCATIONS (4) AND                     FEES PAYABLE
LIMITED      GENERAL      PROPERTY     DEVELOPMENT    RATIOS:         SALE OR REFINANCING SERIES 6's CAPITAL  TO FUND
PARTNERS     PARTNERS     MANAGER (1)  FEE (2)        CASH FLOW (3)   PROCEEDS(5)         CONTRIBUTION (6)    MANAGER
-------      ------------ ------------ -------------- --------------- ------------------- ------------------- ---------------
OTTAWA       Michael     Professional  $225,116      WNC: $750       99.98/.01/.01       $402,887            $37,400
             K. Moore    Property                    LGP:  70% of    40/60
             (7)         Management,                 the balance
                         Inc. (7)                    The balance:
                                                     50/50
             Affordable
             Housing
             Development
             Fund,
             Inc.
             (8)
-------      ------------ ------------ -------------- --------------- ------------------- ------------------- ---------------
PRESERVAT    Michael     Professional  $103,044      WNC: $750       99.98/.01/.01       $166,332            $15,400
(AUTUMN)     K. Moore    Property                    LGP:  70% of    40/60
             (7)         Management,                 the balance
                         Inc. (7)                    The balance:
                                                     50/50
             Affordable
             Housing
             Development
             Fund,
             Inc.
             (8)

(PONTIAC)                              $93,568                                           $166,101            $15,400

(SHUMWAY)                              $106,776                                          $173,469            $16,100
-------      ------------ ------------ -------------- --------------- ------------------- ------------------- ---------------
TRENTON      MBL         Invesco       $245,610      WNC: Greater    98.98/.01/.01/1(11) $1,024,738          $95,000
             Development Properties,                 of              40/60
             Co. (9)     Inc. (10)                   15% or $500
                                                     LGP: 70% of
                                                     the balance
                                                     The balance:
                                                     15/85
-------      ------------ ------------ -------------- --------------- ------------------- ------------------- ---------------
UNITED       Harold E.    Buehler      $139,000       WNC:   Greater  99.98/.01/.01       $2,812,904          $260,800
97.0         Buehler,     Enterprises,                of              20/80
             Sr.          Inc. (13)                   15% or $5,000
             and Jo                                   LGP: 70% of
             Ellen                                    the balance
             Buehler                                  The   balance:
             (12)                                     20/80
-------      ------------ ------------ -------------- --------------- ------------------- ------------------- ---------------
WEST         Thomas H.    Apartment    $408,500       WNC:   Greater  99.98/.01/.01       $1,873,008          $173,700
MOBILE       Cooksey      Services                    of    20%   or  40/60
             (14)         and                         $3,000
                          Management,                 LGP:   70%  of
                          Inc. (15)                   the balance
                                                      The   balance:
                                                      50/50

(1) The maximum annual management fee payable to the property manager generally is determined pursuant to lender regulations. Each Local General Partner is authorized to employ either itself or one of its Affiliates, or a third party, as property manager for leasing and management of the Properties so long as the fee therefore does not exceed the amount authorized and approved by the lender for the Properties.

(2) Each Local Limited Partnership will pay its Local General Partner(s) or an Affiliate of its Local General Partner(s) a development fee in the amount set forth, for services incident to the development and construction of the Properties, which services include: negotiating the financing commitments for the Properties; securing necessary approvals and permits for the development and construction of the Properties; and obtaining allocations of Low Income Housing Credits. This payment will be made in installments after receipt of each installment of the capital contributions made by Series 6.

(3) Reflects the amount of the net cash flow from operations, if any, to be distributed to Series 6 ("WNC") and the Local General Partner(s) ("LGP") of the Local Limited Partnership for each year of operations. Generally, to the extent that the specific dollar amounts which are to be paid to WNC are not paid annually, they will accrue and be paid from sale or refinancing proceeds as an obligation of the Local Limited Partnership.

(4) Subject to certain special allocations, reflects the respective percentage interests in profits, losses and Low Income Housing Credits of (a) except in the case of TRENTON (i) Series 6, (ii) WNC Housing, L.P., an Affiliate of the


                                       4

Sponsor which is the special limited partner, and (iii) the Local General Partner(s); and (b) in the case of TRENTON (i) Series 6, (ii) WNC Housing, L.P.,
(iii) D. Kim Lingle, the original limited partner and president of the Local General Partner, and (iv) the Local General Partner.

(5) Reflects the percentage interests of (i) Series 6 and (ii) the Local General Partner(s), in any net cash proceeds from sale or refinancing of the Properties, after payment of the mortgage loan and other Local Limited Partnership obligations (see, e.g., note 3), and the following, in the order set forth: the capital contributions of Series 6; the capital contribution of the special limited partner; and the capital contribution of the Local General Partner(s) (and, in the case of TRENTON, the original limited partner).

(6)  Series  6  will  make  its  capital  contributions  to  the  Local  Limited
Partnership in stages, with each contribution due when certain conditions regarding construction or operations of the Properties have been fulfilled. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the Prospectus.

(7) Michael K. Moore is the president of Professional Property Management, Inc. ("PPM"). The corporation was formed to develop, acquire and manage apartment complexes receiving Government Assistance. PPM currently manages more than 100 low-income apartment complexes, 40 of which are receiving Low Income Housing Credits. Mr. Moore, age 36, has represented to Series 6 that, as of September 30, 1996, he had a net worth in excess of $1,000,000.

(8) The Fund Manager does not yet have any information respecting Affordable Housing Development Fund, Inc.

(9) D. Kim Lingle is the president and owner of MBL Development, Co., which has the primary goal of developing and constructing affordable housing. Mr. Lingle has a background in banking and development. MBL Development, Co. has represented to Series 6 that, as of March 31, 1998, its total shareholder's equity was in excess of $1,000,000. Construction completion and operating deficit guarantees are being provided by Mr. Lingle. Mr. Lingle, age 41, has represented to Series 6 that, as of June 30, 1997, he had a net worth in excess of $1,000,000.

(10) Invesco Properties, Inc. was formed in May 1998 by D. Kim Lingle. Currently, Invesco Properties, Inc. manages seven properties consisting of 250 units in Missouri and Iowa, all of which are Tax Credit properties.

(11) TRENTON is expected to generate Missouri Tax Credits in the amount of approximately $580,000, all of which will be allocated to the original limited partner.

(12) Harold E. Buehler, Sr. and Jo Ellen Buehler, both age 49, have represented to Series 6 that, as of March 15, 1998, they had a net worth in excess of $6,000,000.

(13) Buehler Enterprises, Inc. is a Tennessee corporation which was formed in 1984 by Harold E. Buehler, Sr. Buehler Enterprises, Inc. currently manages approximately 200 units consisting primarily of single-family homes and duplexes in Memphis.

(14) Thomas H. Cooksey has been involved in real estate development and apartment management since 1980 and, currently, is the general partner of partnerships that own apartment complexes located in 65 towns, principally in Alabama. Mr. Cooksey, age 57, has represented to Series 6 that, as of June 1998, he had a net worth in excess of $10,000,000

(15) Apartment Services and Management Co. was formed in 1986. Thomas H. Cooksey is president and owner of 50% of the corporation. Apartment Services and Management Co. manages in excess of 2,700 apartment units, more than 1,750 of which are Tax Credit units.

                                       5